Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
TC Pipelines GP, Inc., General Partner of TC Pipelines, LP:

We consent to the use of our report dated March 30, 2017, with respect to the consolidated balance sheet of Portland Natural Gas Transmission System LLC as of December 31, 2016, and the related consolidated statement of income, comprehensive income, changes in partners' equity, and cash flows for the year then ended, which report appears in the Form 8-K of TC Pipelines, LP dated June 30, 2017, incorporated herein by reference.

/s/ KPMG LLP
Houston, Texas
June 30, 2017